Exhibit 4.23

CONSENT TO SUBLEASE

TO:	KOBEX MINERALS INC. and
PACIFIC IMPERIAL MINES INC. (Collectively “Tenant”)

AND TO:	COPPER MOUNTAIN MINING CORPORATION (“Sub-Tenant”)

AND TO:	PACIFIC CENTRE LEASEHOLDS LIMITED (“Landlord”)

RE:
Sublease of a portion of the premises located at 1700, 700 West Pender Street, Vancouver, British Columbia, (the “Building”) leased by the Landlord to International Barytex Resources Ltd., Kobex Resources Ltd, and Pacific Imperial Mines Inc. collectively as tenant (the “Original Tenant”) pursuant to a lease dated the 12th day of January, 2007 (the “Original Lease”)

DATE:	December 7, 2009

WHEREAS pursuant to the Original Lease, the Landlord leased to the Original Tenant for a term expiring the 31st day of January, 2013 (the “Term”), certain premises consisting of approximately Eight Thousand One Hundred Fifty Four (8,154) square feet on the 17th floor of the Building (“Headleased Premises”);

AND WHEREAS by a partial assignment of lease dated the 26th day of November, 2009 (the “Partial Assignment”), the Landlord consented to the assignment by International Barytex Resources Ltd. and Kobex Resources Ltd. of their respective interest in the Original Lease to Kobex Minerals Inc. effective from the 30th day of September, 2009 in accordance with terms and conditions as therein contained. Kobex Minerals Inc. and Pacific Imperial Mines Inc. are collectively the proper Tenant in the Lease. The Original Lease and the Partial Assignment are hereinafter collectively referred to as the “Lease”; and

AND WHEREAS the Tenant has agreed to sublease to the Sub-Tenant a portion of the Headleased Premises containing a rentable area of approximately Four Thousand (4,000) square feet (the “Subleased Premises”) effective on the 1st day of December, 2009 and thereafter for the balance of the Term less one day (the “Sublet Term”) pursuant to an offer to sublease dated the 24th day of November, 2009 (“Sublease”).

1.	Consideration

The consideration for this Agreement is the mutual covenants and agreements between the parties and the sum of Two Dollars ($2.00) that has been paid by each of the parties to each of the others, the receipt and sufficiency of which is acknowledged.

2.	Consent

The Landlord consents to the Sublease subject to the rent reserved by, and the performance and observance of the terms of the Lease and subject to the terms and conditions set out in this Agreement.

3.	Covenants of Sub-Tenant

(a)
The Sub-Tenant covenants to pay the rent reserved in the Sublease and to observe and perform the covenants, conditions and agreements on the part of the Tenant contained in the Lease insofar as they are applicable to the Subleased Premises.

(b)	The Sub-Tenant acknowledges that:

(i)	it has received a copy of the executed Lease and is familiar with its terms; and

(ii)
it waives any rights the Sub-Tenant may have under any legal or equitable rule of law or under the applicable Landlord and Tenant or Commercial Tenancies legislation of the province in which the Building is located, as amended from time to time, or any other applicable legislation, to apply to a Court or to otherwise elect to:

(A)	retain the unexpired Term or the unexpired Sublet Term;

(B)	obtain any right to enter into any lease or other agreement directly with the Landlord for the Subleased Premises or the Headleased Premises; and

(C)	otherwise remain in possession of any portion of the Subleased Premises or the Headleased Premises,

in any case where the Lease is terminated, surrendered or otherwise cancelled including, without limitation, a disclaimer of the Lease by a trustee in bankruptcy of the Tenant.

(c)	The Sub-Tenant shall use and occupy the Subleased Premises only as general offices and for no other purpose whatsoever.

4.	Conditions

(a)	The Sub-Tenant shall be jointly and severally liable with the Tenant to observe and perform the Tenant’s obligations in the Lease with respect to the Subleased Premises;

(b)	The Tenant is not released from the performance of any of the terms of the Lease;

(c)
This consent does not constitute a waiver of the necessity for obtaining consent to any assignment of the Lease or further subletting of the Headleased Premises or any other transfer of the Lease, nor is it to be construed or interpreted as a forfeiture of any of the rights of the Landlord contained in the Lease;

(d)	All costs, legal or otherwise, reasonably incurred by the Landlord with respect to this consent shall be paid by the Tenant;

(e)
By giving its consent, the Landlord does not acknowledge or approve of any of the terms of the Sublease (or any other related agreements) as between the Tenant and the Sub-Tenant, except for the subletting of the Subleased Premises itself; and

(f)
The Sub-Tenant shall not enter into or take possession of the Subleased Premises until it has delivered to the Landlord certificates of the insurance, or, if required by the Lease, certified copies of any insurance policy which the Sub-Tenant is required to take out under the terms of the Sublease and/or the Lease.

5.	Notice

Any and all notices or demands by and from any of the parties hereto to the other shall be made in accordance with the applicable provisions of the Lease relating to the giving of notice and shall be forwarded to the following addresses:

(a)	In the case of the Tenant, at the Headleased Premises;

(b)	In the case of the Sub-Tenant, at the Subleased Premises and;

(c)	In the case of the Landlord, c/o The Cadillac Fairview Corporation Limited at 20 Queen Street West, Toronto, Ontario M5H 3R4, Attention: Corporate Secretary, with a copy to the Building Manager.

6.	Definitions

It is understood and agreed that all terms and expressions when used in this Agreement, unless a contrary intention is expressed herein, have the same meaning as in the Lease.

[Execution of this Agreement by the Parties is provided on the immediately next following page]

[Execution page of Consent to Sub-Sublease Dated December 7, 2009 among
Pacific Centre Leaseholds Limited as Landlord.
Kobex Minerals Inc. and Pacific Imperial Mines Inc. collectively as Tenant and
Copper Mountain Mining Corporation as Sub-Tenant]

7.	Binding Effect

This Agreement shall enure to the benefit of the Landlord and its successors and assigns and shall be binding upon each of the other parties hereto and each of their heirs, executors, administrators and permitted successors and permitted assigns, respectively.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first above written.

)	KOBEX MINERALS INC.
)		(Tenant)
) ) ) ) ) ) ) ) )
)
)
)	Per:
)		Authorized Signature
)
)	Per:
)		Authorized Signature
)
)	I/We have authority to bind the corporation.
)
PACIFIC IMPERIAL MINES INC.
)
)		(Tenant)
)
)	Per:
)		Authorized Signature
)
)	Per:
)
)		Authorized Signature
)
)	I/We have authority to bind the corporation.

)	COPPER MOUNTAIN MINING CORPORATION
)		(Sub-Tenant)
)
)
)
)	Per:
)		Authorized Signature
)
)	Per:
)		Authorized Signature
)
)	I/We have authority to bind the corporation.

)	PACIFIC CENTRE LEASEHOLDS LIMITED
)		(Landlord)
)
) )
)
)	Per:
)		Authorized Signature
)
) ) )
)
)	Per:
)		Authorized Signature
)
)	I/We have authority to bind the corporation.